701 Western Avenue                                                  Exhibit 99.1
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------
                                                     For Release:  Immediately
                                                     Date:  May 5, 2005
                                                     Contact: Mr. Harvey Lenkin
                                                     (818) 244-8080

 Public Storage, Inc. Reports Results for the First Quarter Ended March 31, 2005

GLENDALE, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX: PSA), announced today operating results for the quarter ended March 31, 2005.

OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2005:

Net income for the three months ended March 31, 2005 was $96,411,000 compared to $69,067,000 for the same period in 2004, representing an increase of $27,344,000. This increase is primarily due to improved operating results from our self-storage facilities, an increase in equity in earnings of real estate entities, a gain on sale of assets formerly used in the discontinued containerized storage facilities and a decrease in income allocated to minority interests. Equity in earnings of real estate entities increased primarily as a result of our $1,265,000 pro rata share of PS Business Park's ("PSB") gain from the sale of real estate recorded in the quarter ended March 31, 2005.

Minority interest in income declined by approximately $10.0 million primarily due to a reduction in redemption and restructuring costs associated with preferred partnership units. We allocated income to minority interests pursuant to Emerging Issues Task Force Topic D-42 ("EITF Topic D-42") totaling $874,000 and $2,063,000 for the three months ended March 31, 2005 and 2004, respectively. In addition, we allocated $8.0 million to preferred minority interests in the quarter ended March 31, 2004 as a result of a special distribution associated with a restructuring.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $48,719,000 or $0.38 per common share on a diluted basis for the three months ended March 31, 2005 compared to $21,927,000 or $0.17 per common share on a diluted basis for the same period in 2004, representing an increase of $0.21 per common share. The increases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above.

For the three months ended March 31, 2005 and 2004, we allocated $40,413,000 and $38,042,000 of our net income, respectively, to our preferred shareholders based on distributions paid. We also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $1,904,000 (or $0.01 per common share) and $3,723,000 (or $0.03 per common share) for the three months ended March 31, 2005 and 2004, respectively.

Weighted average diluted shares increased from 128,387,000 for the three months ended March 31, 2004 to 129,175,000 for the three months ended March 31, 2005 due primarily to the exercise of employee stock options.

FUNDS FROM OPERATIONS:

For the three months ended March 31, 2005, funds from operations ("FFO") increased to $0.79 per common share on a diluted basis as compared to $0.58 for the same period in 2004, representing an increase of $0.21 per common share.

For the first quarters of 2005 and 2004, FFO has been negatively impacted as a result of i) the application of EITF Topic D-42 in connection with the redemption of preferred securities and, ii) in the case of the first quarter of 2004, the payment of a special distribution to certain preferred unit holders in connection with the restructure of the securities.

The following table provides a summary of the impact of these items that have occurred during the three months ended March 31, 2005 and 2004:


                                                                         Three Months Ended
                                                                              March 31,
                                                                -------------------------------------
                                                                                          Percentage
                                                                   2005         2004        Change
                                                                -----------   ----------  -----------
FFO per common share prior to adjustments for the
following items........................................           $  0.81      $  0.69        17.4%

Application of EITF Topic D-42 in connection with our
redemption of preferred securities, and our pro rata
share of PSB's application of EITF Topic D-42 with
respect to its redemption of preferred securities......             (0.02)       (0.05)

Special distribution paid to preferred unitholders in
connection with restructuring the terms of the units...                 -        (0.06)
                                                                -----------   ----------
    FFO per common share, as reported .................           $  0.79      $  0.58        36.2%
                                                                ===========   ==========


In addition, FFO per common share also includes the impact of a gain on sale of non-real estate assets previously used by our containerized storage business, totaling approximately $1,143,000 ($0.01 per share) for the three months ended March 31, 2005.

FFO is a term defined by the National Association of Real Estate Investment Trusts. FFO is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider our scheduled principal payments on debt, capital improvements, distributions, or other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of performance of a REIT. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS:

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

At March 31, 2005, our "Same Store" portfolio consists of 1,269 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating on a stabilized basis throughout 2003, 2004, and the first three months of 2005.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

Selected Operating Data for the Same Store
Facilities (1,269 Facilities):
------------------------------

                                                         Three Months Ended March 31,
                                                   ----------------------------------------
                                                                                 Percentage
                                                       2005            2004         Change
                                                   -----------    ------------   ----------
                                                     (Dollar amounts in thousands, except
                                                            weighted average data)
Revenues:
    Rental income, net of discounts............    $  189,507      $ 180,610        4.9%
    Late   charges   and   administrative fees
    collected..........................                 8,499          8,169        4.0%
                                                   -----------    ------------   ----------
    Total revenues (a).........................       198,006        188,779        4.9%

Cost of operations:
    Property taxes ............................        19,792         19,187        3.2%
    Payroll expense............................        21,144         20,663        2.3%
    Advertising and promotion..................         5,844          5,568        5.0%
    Utilities..................................         4,500          4,073       10.5%
    Repairs and maintenance....................         6,686          6,049       10.5%
    Telephone reservation center...............         1,752          2,760      (36.5)%
    Property insurance.........................         2,012          2,339      (14.0)%
    Other costs of management..................         8,023          7,365        8.9%
                                                   -----------    ------------   ----------
  Total cost of operations (a).................        69,753         68,004        2.6%
                                                   -----------    ------------   ----------
Net operating income (before depreciation) ....    $  128,253      $ 120,775        6.2%
                                                   ===========    ============   ==========
Gross margin...................................         64.8%          64.0%        1.3%
Weighted average for the period:
  Square foot occupancy (b)....................         89.9%          89.7%        0.2%
  Realized  annual rent per occupied  square foot  $    11.41      $   10.90        4.7%
(c)............................................
  REVPAF (d)...................................    $    10.26      $    9.77        5.0%

Weighted average at March 31:
  Square foot occupancy........................         89.9%          90.1%       (0.2)%
  In place annual rent per  occupied  square foot
  foot (e).....................................    $    12.37      $   12.01        3.0%
Total net rentable square feet (in thousands)..        73,913         73,913          -



a)   See  attached   reconciliation   of  these  amounts  to  our   consolidated
     self-storage revenues and operating expenses.

b) Square foot occupancies represent weighted average occupancy levels over the entire period.

c) Realized annual rent per occupied square foot is computed by dividing annualized rental income, net of discounts, by the weighted average occupied square footage for the period. Realized rents per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs which reduce rental income from the contractual amounts due. Realized rents per occupied square foot exclude late charges and administrative fees collected, and it is presented because we believe realized rents per occupied square foot is an important measure of our operations.

d) Annualized rental income per available square foot ("REVPAF") represents annualized rental income, net of discounts, divided by total available net rentable square feet. REVPAF excludes late charges and administrative fees collected. REVPAF is presented because we believe it is useful in evaluating our operations.

e)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts, and excludes late charges and administrative fees.

The growth in rental income during the remainder of 2005 will depend upon various factors, among which will be our ability to maintain high occupancy levels, and increase rental rates charged to both new and existing customers. The following table summarizes additional selected financial data with respect to our Same Stores:


                                                                     Three Months Ended
                                               ------------------------------------------------------------
                                                  March 31         June 30      September 30    December 31    Full Year
                                               --------------  --------------  --------------  -------------  -----------
Media advertising expense (in 000's):
  2004.....................................     $    3,293        $   1,959       $   1,989      $   3,061     $  10,302
  2005.....................................     $    3,525

REVPAF:
  2004.....................................     $     9.77        $   10.06       $   10.32      $   10.27     $   10.11
  2005.....................................     $    10.26

Weighted average realized annual rent per occupied square foot for the period:
  2004.....................................     $      10.90      $   11.00       $   11.23      $   11.31     $   11.10
  2005.....................................     $      11.41

Weighted average square foot occupancy levels for the period:
  2004.....................................            89.7%          91.5%           91.9%          90.8%         91.0%
  2005.....................................            89.9%

Weighted average occupancy at April 30:
  2004.....................................                           91.4%
  2005.....................................                           91.4%

Media advertising expense during the month of April (in 000's):
  2004.....................................                       $     926
  2005.....................................                       $   1,483


DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES:

During the first quarter of 2005, we opened one newly developed facility at a total cost of $4.3 million with 51,000 net rentable square feet. We also completed three expansions at a total cost of $12.2 million, adding 149,000 net rentable square feet of self-storage space, which included one project to convert space at a former containerized storage facility into self-storage space.

At March 31, 2005, there were 45 projects that were either under construction or were expected to begin construction generally within the next year, comprised of eight newly developed self-storage facilities (614,000 net rentable square feet) with total estimated cost of $85.5 million, 19 projects (971,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $72.3 million, and 18 projects (1,323,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $48.4 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

During the first quarter of 2005, we acquired six facilities from third parties, with an aggregate of 391,000 net rentable square feet, for an aggregate cost of approximately $23.8 million in cash. These acquisitions were funded entirely by us.

During the first quarter of 2005, we acquired a minority interest in one of the Consolidated Entities for an aggregate acquisition cost of $4.4 million, and on April 22, 2005, we acquired an additional such minority interest for an aggregate acquisition cost of approximately $32.3 million.

On January 19, 2005, an interest in three facilities that we had previously acquired in 2004 was acquired from us by our Acquisition Joint Venture, in which we have a 30% interest, for approximately $27.4 million in cash. Our joint venture partner's 70% contribution with respect to these facilities is reflected as "Debt to Joint Venture Partner" on our balance sheet.

In addition to the facilities acquired in the quarter ended March 31, 2005, we acquired four additional facilities for approximately $36.7 million with 322,000 net rentable square feet between April 1, 2005 and May 3, 2005. Also, at May 4, 2005, we are under contract to acquire six additional facilities (total approximate net rentable square feet of 377,000) at an aggregate cost of approximately $30.6 million. We anticipate that these acquisitions will be funded entirely by us. Each of these contracts is subject to significant contingencies, and there is no assurance that any of these facilities will be acquired.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:

On December 22, 2004, we called for redemption all of the outstanding shares (total liquidation value of $54.9 million) of our 10.0% Cumulative Preferred Stock, Series E, at $25 per share. These shares were subsequently redeemed on January 31, 2005 at face value plus accrued and unpaid dividends.

During March 2005, we redeemed our 9.5% Series N Preferred Units for $40.0 million, plus accrued and unpaid dividends, and our 9.125% Series O Preferred Units for $45.0 million, plus accrued and unpaid dividends. In addition, on March 31, 2005, we called for redemption all of the outstanding shares (total liquidation value of $57.5 million) of our 9.75% Cumulative Preferred Stock, Series F, which were subsequently redeemed on May 2, 2005.

The application of EITF Topic D-42 reduced net income applicable to our common shareholders by an aggregate of approximately $2,778,000 (or approximately $0.02 per common diluted share) for the three months ended March 31, 2005, as a result of the redemptions of these preferred securities.

On February 15, 2005, we priced a public offering of 5,400,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.18% Cumulative Preferred Stock, Series D. The offering resulted in approximately $135 million of gross proceeds on February 28, 2005.

On April 22, 2005, we priced a public offering of 5,650,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.75% Cumulative Preferred Stock, Series E. The offering resulted in approximately $141.3 million of gross proceeds on April 27, 2005.

COMMON STOCK ACTIVITY:

As previously reported, the Board of Directors has authorized the repurchase of up to 25,000,000 shares of the Company's common stock. During the quarter ended March 31, 2005, one of the entities that we consolidate repurchased 52,000 shares at an aggregate cost of approximately $2,971,000. No additional shares were repurchased between April 1, 2005 and May 5, 2005.

On March 31, 2005 we received and retired 635,885 shares of our common stock and 22,909 depositary shares, each representing 1/1,000 of a share of our Equity Stock, Series A, that were previously held by unconsolidated entities in which we had an interest. These shares were distributed by these entities to their equity holders.

During the three months ended March 31, 2005, a total of approximately 131,037 shares were issued in connection with stock-based compensation, including the exercise of employee stock options and the vesting of restricted stock units.

DISTRIBUTIONS DECLARED:

On May 5, 2005, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on June 30, 2005 to shareholders of record as of June 15, 2005.

FIRST QUARTER CONFERENCE CALL:

A conference call is scheduled for Friday, May 6, 2005, at 9:00 a.m. (PDT) to discuss these results. The participant toll free number is (877) 516-1540 (conference ID number 4831114). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 4831114). An instant replay of the conference call may be accessed through June 6, 2005 by calling (800) 642-1687 and through June 6, 2005 by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 4831114.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At March 31, 2005 the Company had interests in 1,471 storage facilities with approximately 90 million net rentable square feet (833,000 rentable units).

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, "Risk Factors," and include changes in general economic conditions and in the market in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-Q for the quarter ended March 31, 2005, which will be certified by the Company's CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.


Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                                  Three Months Ended
                                                                       March 31,
                                                           ------------------------------
                                                                2005             2004
                                                           --------------- --------------
                                                              (In thousands, except per
                                                                     share data)
Revenues:
    Rental income:
      Self-storage facilities .........................     $     227,594  $     206,045
      Commercial properties (a)........................             2,848          2,626
      Containerized storage facilities (a).............             3,837          4,806
    Tenant reinsurance premiums........................             5,916          5,963
    Interest and other income..........................             3,555          1,357
                                                           --------------- --------------
                                                                  243,750        220,797
                                                           --------------- --------------
Expenses:
    Cost of operations:
      Self-storage facilities .........................            81,762         75,562
      Commercial properties (a)........................             1,127          1,128
      Containerized storage facilities (a).............             2,742          2,774
      Tenant reinsurance...............................             2,977          3,135
    Depreciation and amortization......................            47,976         46,433
    General and administrative.........................             5,141          5,884
    Interest expense...................................             1,663            100
                                                           --------------- --------------
                                                                  143,388        135,016
                                                           --------------- --------------
 Income from continuing operations before equity in
   earnings of real estate entities and minority
   interest in income..................................           100,362         85,781

Equity in earnings of real estate entities (b).........             5,678          4,057
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions...................            (5,375)        (6,554)
    Special  distribution  and EITF Topic D-42
    allocation (c).....................................              (874)       (10,063)
 Other partnership interests ..........................            (4,395)        (4,003)
                                                           --------------- --------------
Income from continuing operations......................            95,396         69,218
    Discontinued operations (a)........................             1,015           (151)
                                                           --------------- --------------
Net income                                                  $      96,411  $      69,067
                                                           =============== ==============
Net income allocation:
----------------------
    Allocable to preferred shareholders:
      Based on distributions paid......................     $      40,413  $      38,042
      Based on redemptions of preferred stock..........             1,904          3,723
    Allocable to equity shareholders, Series A.........             5,375          5,375
    Allocable to common shareholders...................            48,719         21,927
                                                           --------------- --------------
                                                            $      96,411  $      69,067
                                                           =============== ==============
Per common share:
    Net income per share - Basic and diluted...........             $0.38          $0.17
                                                           =============== ==============
    Weighted average common shares - Basic (d).........           128,586        127,182
                                                           =============== ==============
    Weighted average common shares - Diluted (d).......           129,175        128,387
                                                           =============== ==============


(a) The historical operations of a commercial facility that we sold in 2004, and the historical operations of the containerized storage facilities that we have closed are included in "Discontinued operations." Discontinued operations includes a gain on sale of non-real estate assets previously used by the discontinued containerized storage operations totaling approximately $1,143,000 during the quarter ended March 31, 2005.

(b) The increase in equity in earnings for the three months ended March 31, 2005 as compared to the same period in 2004 is due primarily to our $1,265,000 pro rata share of a gain on sale of real estate assets recorded by PSB recorded in the quarter ended March 31, 2005, as compared to our $943,000 pro rata share of a charge recorded by PSB with respect to the application of EITF Topic D-42 during the same period in 2004.

(c) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units. In accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8.0 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8.0 million special distribution was reflected as minority interest in income in the three months ended March 31, 2004, along with $2,063,000 in costs incurred when the $200 million in units were originally issued, in accordance with EITF Topic D-42. The ongoing distributions reflect a partial period for the time the units were outstanding during each period.

(d) The increase in weighted average common share - basic and diluted was due primarily to the issuance of an aggregate of 2.1 million shares of common stock in connection with the exercise of employee stock options and vesting of restricted stock units since January 1, 2004, offset partially by the repurchase of an aggregate of 498,000 shares of common stock since January 1, 2004.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                        March 31,           December 31,
                                                                          2005                  2004
                                                                  ------------------      ------------------
                                                                     (unaudited)
                                                                       (In thousands, except share and per
                                                                                   share data)

                              ASSETS
Cash and cash equivalents ....................................      $      354,433          $      366,255
Operating real estate facilities:
   Land and building, at cost.................................           5,558,831               5,510,750
   Accumulated depreciation...................................          (1,364,593)             (1,320,200)
                                                                  ------------------      ------------------
                                                                         4,194,238               4,190,550
Construction in process.......................................              40,545                  47,277
Land held for development.....................................               8,883                   8,883
                                                                  ------------------      ------------------
                                                                         4,243,666               4,246,710
Investment in real estate entities............................             331,256                 341,304
Goodwill......................................................              78,204                  78,204
Intangible assets, net........................................             103,034                 104,685
Other assets..................................................              67,772                  67,632
                                                                  ------------------      ------------------
       Total assets...........................................      $    5,178,365             $ 5,204,790
                                                                  ==================      ==================
               LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................      $      117,168          $      129,519
Debt to joint venture partner.................................              35,567                  16,095
Preferred stock called for redemption.........................              57,500                  54,875
Accrued and other liabilities.................................             139,449                 145,431
                                                                  ------------------      ------------------
       Total liabilities......................................             349,684                 345,920
Minority interest - preferred.................................             225,000                 310,000
Minority interest - other.....................................             116,454                 118,903
Commitments and contingencies.................................                   -                       -

Shareholders' equity:
   Preferred   Stock,   $0.01   par   value,   50,000,000   shares
   authorized, 1,685,586 shares issued (in series) and outstanding
   (3,980,186 at December 31, 2004), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............           2,179,650               2,102,150
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     127,969,602 shares issued and outstanding (128,526,450 at
     December 31, 2004).......................................              12,797                  12,853
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares
     authorized,   8,753.193   shares   issued   and   outstanding
     (8,776.102 at December 31, 2004) ........................                   -                       -
   Paid-in capital............................................           2,444,833               2,457,568
   Cumulative net income......................................           2,829,284               2,732,873
   Cumulative distribution paid...............................          (2,979,337)             (2,875,477)
                                                                  ------------------      ------------------
     Total shareholders' equity...............................           4,487,227               4,429,967
                                                                  ------------------      ------------------
       Total liabilities and shareholders' equity.............      $    5,178,365          $    5,204,790
                                                                  ==================      ==================


                              Public Storage, Inc.

                             Selected Financial Data
                    Computation of Funds from Operations (a)
                                   (Unaudited)



                                                                      Three Months Ended
                                                                           March 31,
                                                                  ----------------------------
                                                                       2005          2004
                                                                  -------------   ------------
                                                                     (Amounts in thousands,
                                                                     except per share data)
Computation of Funds from Operations (FFO) allocable to Common
Stock
Net income......................................................   $    96,411     $  69,067
    Add back - depreciation and amortization....................        47,976        46,433
    Add back - depreciation and amortization included in
        Discontinued Operations.................................            29           415
    Add back - our pro rata share of depreciation from equity
        investments.............................................         8,685         8,275
    Eliminate - depreciation with respect to non-real estate              (910)       (1,148)
    assets......................................................
    Eliminate - our pro rata share of PSB's gain on sale of             (1,265)            -
        real estate.............................................
    Add back - minority interest share of income................        10,644        20,620
                                                                  -------------   ------------
Consolidated FFO................................................       161,570       143,662
Allocable to preferred minority interest:
    Based upon ongoing distributions (b)........................        (5,375)       (6,554)
    Special distribution and EITF Topic D-42 allocation (b).....          (874)      (10,063)
Allocable to minority interest - other partnership interests....        (5,715)       (5,578)
                                                                  -------------   ------------
Remaining FFO allocable to our shareholders.....................       149,606       121,467
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions.........................       (40,413)      (38,042)
    Issuance costs on redeemed preferred shares.................        (1,904)       (3,723)
    Equity Stock, Series A distributions........................        (5,375)       (5,375)
                                                                  -------------   ------------
Remaining FFO allocable to Common Stock (a).....................   $   101,914     $  74,327
                                                                  =============   ============
Weighted average shares:
    Regular common shares.......................................       128,586       127,182
    Weighted average stock options and restricted stock units
    outstanding using treasury method...........................           589         1,205
                                                                  -------------   ------------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share..............................       129,175       128,387
                                                                  =============   ============
FFO per common share (a) (c)....................................   $      0.79    $    0.58
                                                                  =============   ============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units, and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units and, in accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8.0 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8.0 million special distribution was reflected as minority interest in income in the three months ended March 31, 2004, along with $2,063,000 in costs incurred when the $200 million in units were originally issued, in accordance with EITF Topic D-42. The ongoing distributions reflect a partial period for the time the units were outstanding during each period.

(c) FFO per common share was positively impacted by a gain on sale of non-real estate assets previously used by our discontinued containerized storage business totaling approximately $1,143,000 or $0.01 per common share for the quarter ended March 31, 2005.

                              Public Storage, Inc.

                             Selected Financial Data
               Computation of Funds Available for Distribution (b)
                                   (Unaudited)


                                                                 Three Months Ended
                                                                      March 31,
                                                             -------------------------
                                                                 2005          2004
                                                             ------------  -----------
                                                               (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................     $  101,914    $ 74,327
Add: Stock-based compensation expense....................          1,231         653
Impact of application of EITF Topic D-42.................          2,778       5,786
Our share of PSB's EITF Topic D-42 charges...............              -         943
Less: Capital expenditures to maintain facilities........         (6,806)     (2,705)
                                                             ------------  -----------
Funds available for distribution ("FAD") (b).............     $   99,117    $ 79,004
                                                             ============  ===========
Distribution to common shareholders......................     $   58,072    $ 57,348
                                                             ============  ===========
Distribution payout ratio (b)............................          58.6%       72.6%
                                                             ============  ===========


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                              Public Storage, Inc.

                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-storage Rental Income and Cost of Operations
                                   (Unaudited)


                                                                    Three Months Ended
                                                                        March 31,
                                                               ----------------------------
                                                                   2005           2004
                                                               -------------  -------------
                                                                  (Amounts in thousands)
Revenues for the 1,269 Same Store facilities.............      $   198,006    $   188,779
    Plus - Revenues for facilities  that were not operated at
    a stabilized  level of operations  throughout 2003, 2004,
    and the first three months of 2005 (a)...............           29,588         17,266
                                                               -------------  -------------
Consolidated self-storage revenues.......................      $   227,594    $   206,045
                                                               =============  =============
Cost of operations for the 1,269 Same Store facilities...      $    69,753    $    68,004
    Plus - Cost of operations for facilities that were not
    operated at a stabilized level of operations throughout
    2003, 2004, and the first three months of 2005 (a)...           12,009          7,558
                                                               -------------  -------------
Consolidated self-storage cost of operations.............      $    81,762    $    75,562
                                                               =============  =============



(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2003 through March 31, 2005, or because we acquired these facilities from third parties after December 31, 2002.